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                                                                                                                        EXHIBIT 11.1

                                                 Universal Insurance Holdings, Inc.

                                       Statement Regarding the Computation of Per Share Income

The following  table  reconciles  the numerator  (earnings)  and  denominator  (shares) of the basic and diluted  earnings per share computations for net income for the three month periods ended March 31, 2004 and 2003.

                                                     Three Months Ended                             Three Months Ended
                                                       March 31, 2004                                 March 31, 2003
                                                       --------------                                 --------------
                                              Income                                         Income
                                            Available                   Per                Available                   Per
                                            to Common                   Share              to Common                   Share
                                            Stockholders   Shares       Amount             Stockholders   Shares       Amount
                                            -----------   --------      -------            -----------   --------      ------
Net income                                     $28,665                                        $22,035
Less: Preferred stock dividends               (12,488)                                       (12,488)
                                            -----------                                    -----------
Income available to common
   stockholders                               $16,177    27,213,000     $0.00                 $9,547    21,468,000      $0.00
                                                                        =====                                           =====
Effect of dilutive securities:

   Stock options and  warrants                     ---       100,000       ---                    ---           ---        ---
   Preferred stock                              12,488       568,000       ---                 12,488       568,000        ---
                                                ------       -------    ------               --------       -------     ------
Income available to common
 stockholders and assumed
    conversion                                 $28,665    27,881,000     $0.00                $22,035    22,036,000      $0.00
                                               =======    ==========     =====                =======    ==========      =====

Options and warrants  totaling  9,226,000 and 11,462,000 were excluded from the calculation of diluted  earnings per share as their effect was anti-dilutive for the three months ended March 31, 2004 and 2003, respectively.

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